The Zanett Group
635 Madison Avenue, 15th Floor
New York, NY 10022
(212) 486-3364



December 30, 2008



Douglas Pihl
Chairman of the Board
Mathstar, Inc.
19075 NW Tanabourne, Suite 200
Hillsboro, OR 97124



Dear Mr. Pihl,

I am writing to express my opinion as a shareholder that we strongly urge the Board to liquidate Mathstar, Inc. rather than acquire another company.



Sincerely,



Zachary McAdoo, CFA